SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2014 (June 1, 2014)

VolitionRX Limited

(Exact name of registrant as specified in its charter)

Delaware	000-30402	91-1949078
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Scotts Road

#24-05 Shaw Centre

Singapore 228208

(Address of principal executive offices)

(212) 618-1750

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

VOLITIONRX LIMITED

Form 8-K

Current Report

ITEM 5.02.

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS.

On June 01, 2014, Dr. Habib Skaff (“Dr. Skaff”), a current Scientific Advisory Board Member of Singapore Volition Pte Limited, a subsidiary of the Company, was appointed as a Director of the Company to serve until the next annual meeting of the shareholders and until his successor is duly appointed. On June 01, Dr. Skaff accepted such appointment.

The biography for Dr. Skaff is set forth below:

DR. HABIB SKAFF. Dr. Habib Skaff is a synthetic chemist specializing in the area of nanotechnology; his doctoral studies focused on the design of organic and polymeric ligands for the encapsulation of semiconductor nanoparticles and modification of the physical, optical, electronic, and assembly properties of the nanoparticles. Since 2001, Dr. Skaff has co-authored 11 peer-reviewed scientific papers and is a co-inventor on 18 pending or issued patents in the fields of chemistry, nanotechnology, and biotechnology. He co-founded Intezyne Technologies in 2004 and serves as that company’s Chief Executive Officer, where he is responsible for establishing and implementing strategic planning for the future. Dr. Skaff works closely with the Chief Scientific Officer to develop and implement Intezyne’s intellectual property strategy as well as establish alliances with potential partners. He also leads Intezyne’s fundraising through debt and equity financing and works closely with the CFO in this capacity. He is also President, and Chairman of the Board of Directors of Intezyne. Dr. Skaff has served as the Chairman of Skaff Corporation of America since 1999, where he guides strategic planning but is not involved in day-to-day operations. Dr. Skaff was appointed to serve as a member of the Company’s Board of Directors because of his extensive scholarly work and inventions in the fields of chemistry and biotechnology.

Family Relationships

There is no family relationship between Dr. Skaff and any of the Company’s other directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLITIONRX LIMITED

Date: June 3, 2014	By:	/s/ Cameron Reynolds
Cameron Reynolds
Chief Executive Officer & President

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